Exhibit 99.1

THE ST. PAUL TRAVELERS COMPANIES, INC. REPORTS
FIRST QUARTER RESULTS

First Quarter Results Include Only the Former Travelers Property Casualty Corp.

ST. PAUL, Minn. (April 28, 2004) – The St. Paul Travelers Companies, Inc. (St. Paul Travelers, NYSE: STA) today reported that net income for the first quarter ended March 31, 2004 increased 73 percent to $587.2 million, or $1.34 per share diluted ($1.35 per share basic) compared to the prior year quarter. All share and per share amounts have been restated to reflect the second quarter exchange of one share of Travelers Property Casualty Corp. (Travelers) common stock for 0.4334 shares of St. Paul Travelers common stock, which took place on April 1, 2004.

On April 1, 2004, Travelers and The St. Paul Companies, Inc. (St. Paul) completed their previously announced merger. The combined company is now known as St. Paul Travelers. For accounting purposes, Travelers is the accounting acquirer. Accordingly, in this press release and going forward, the stand-alone results of operations of Travelers for the quarter ended March 31, 2004 and all prior periods will be presented as the results of St. Paul Travelers for those periods. The results of the combined operations will be consolidated for all future periods beginning in the second quarter. For the first quarter 2004, St. Paul’s stand-alone net income, which is not included in the St. Paul Travelers results described above, increased to $188.0 million from $181.0 million in the prior year quarter.

St. Paul Travelers Highlights

•                  Achieved record operating income of $614.4 million, an 82 percent increase from the prior year quarter. Earnings include a significant increase in net investment income due to higher returns on alternative investments and continued strong current accident year results for both Commercial and Personal Lines. The combined ratio improved to 91.9 percent.

•                  Reported a record operating return on equity of 21.9 percent (excluding FAS 115).

•                  Increased net written premiums by 10 percent to $3.47 billion with growth in both Commercial and Personal Lines.

“Generally, market conditions remain strong. The combination of current rate levels and anticipated loss trends continue to generate significant margins in our businesses. While we are in the early days of the merger, the integration is going very well. We are enthusiastic about the support we are receiving from our agents, brokers and employees and have a high degree of confidence that we will achieve our goals and objectives,” said Jay S. Fishman, Chief Executive Officer.

St. Paul Travelers First Quarter Results *

(for the quarter ended March 31, in millions, after tax)	2004	2003	Change

Consolidated underwriting gain, before catastrophes and prior year reserve development	$212.0	$151.4	$60.6
Catastrophes	(13.0)	(43.7)	30.7
Prior year reserve development - benefit/(charge)	(28.1)	(106.2)	78.1
Accretion of discount	(11.2)	(13.5)	2.3
Underwriting gain (loss)	159.7	(12.0)	171.7
Net investment income	454.3	343.8	110.5
Other, including interest expense and minority interest	0.4	6.7	(6.3)
Consolidated operating income	614.4	338.5	275.9
Net realized investment gains (losses)	(27.2)	1.5	(28.7)

Consolidated net income	$587.2	$340.0	$247.2

Note: See Glossary of Financial Measures on page 10.

*Reflects only the results of Travelers

Operating income for the quarter was $614.4 million compared to $338.5 million in the prior year quarter. The difference between net and operating income in the current and prior year quarters is the inclusion in net income of net realized investment gains (losses).

The consolidated underwriting gain component of operating income, before catastrophes and prior year reserve development, increased $60.6 million to $212.0 million, after tax, primarily due to increased earned premiums, in part resulting from the favorable impact of higher premium rates in both Commercial and Personal Lines. Catastrophe losses due to the winter storms in the Mid-Atlantic and Northeast were $13 million, compared to $43.7 million in the prior year quarter. The first quarter also included a net charge for prior year reserve development of $28.1 million compared to $106.2 million in the prior year quarter. (See “Prior Year Reserve Development” below.)

Net investment income, after tax, increased $110.5 million to $454.3 million compared to $343.8 million in the prior year quarter. This increase is primarily attributable to higher returns on alternative investments, principally due to the initial public trading in the first quarter of 2004 of an investment held by one of our private equity investment partnerships, which added $82.8 million, after tax, to investment income. The increase is also due to higher average invested assets resulting from continuing strong operating cash flows, partially offset by lower average yields on fixed income securities.

(for the quarter ended March 31, in millions)	2004	2003	Change

Consolidated net written premiums
Commercial Lines	$2,104.9	$2,016.5	4%
Personal Lines	1,366.4	1,150.0	19%

Total	$3,471.3	$3,166.5	10%

Commercial Lines net written premiums increased 4 percent to $2.10 billion from the prior year quarter. In general, retentions remained consistent with prior levels, rate increases continued at a moderating level and new business growth was modestly lower than in previous quarters. Personal Lines net written premiums increased 19 percent primarily due to increased new business volume, strong retention and moderate rate increases.

(for the quarter ended March 31)	2004	2003	Change

Consolidated GAAP combined ratio, before catastrophes and prior year reserve development :
Loss and loss adjustment expense (LAE) ratio	63.4%	66.2%	(2.8	)pts
Other underwriting expense ratio	26.1	25.2	0.9
	89.5	91.4	(1.9)
Catastrophes	0.6	2.3	(1.7)
Prior year reserve development - (benefit)/charge	1.3	5.5	(4.2)
Accretion of discount	0.5	0.7	(0.2)

Consolidated GAAP combined ratio (1)	91.9%	99.9%	(8.0	)pts

(1)  For purposes of computing GAAP combined ratios, effective 1Q 2004, billing and policy fees, which are a component of other revenues, are allocated as a reduction of other underwriting expenses.  Prior periods have been restated to conform to the current period presentation.

Note: See Glossary of Financial Measures on page 10.

The 1.9 point improvement in the consolidated GAAP combined ratio, before catastrophes and prior year reserve development, to 89.5 percent, reflects a 2.8 point improvement in the loss and LAE ratio and a 0.9 point increase in the underwriting expense ratio. The improvement in the loss and LAE ratio was primarily due to the favorable impact of higher premium rates. The improvement in the consolidated GAAP combined ratio also reflects more moderate catastrophe losses and significantly less prior year reserve development.

Prior Year Reserve Development

(for the quarter ended March 31, in millions, after tax and reinsurance)	2004	2003	Change

Net benefit (charge) resulting from prior year reserve development
Commercial Lines	$(93.7)	$(128.9)	$35.2
Personal Lines	65.6	22.7	42.9

Total	$(28.1)	$(106.2)	$78.1

Note: See Glossary of Financial Measures on page 10.

Commercial Lines prior year reserve development in the current quarter, which resulted in a net charge of $93.7 million, after reinsurance and tax, primarily related to certain businesses that were placed into run off in prior years. The reserve strengthening in the quarter was partially offset by favorable prior year reserve development primarily in our property and commercial multi-peril businesses. The prior year quarter included a $128.9 million charge, net of reinsurance and tax, with the most significant component being a $174.9 million charge, net of reinsurance and tax, related to reserve strengthening for an auto residual value business which was placed into runoff in 2001. The reserve strengthening in the first quarter of 2003 was partially offset by favorable prior year reserve development primarily in our property business.

Personal Lines favorable prior year reserve development of $65.6 million and $22.7 million, net of reinsurance and tax, in the 2004 and 2003 quarters, respectively, primarily resulted from lower then expected levels of non-catastrophe-related property claim frequency in our homeowners business.

Commercial Lines Operating Income Exceeds $400 Million

(for the quarter ended March 31, in millions, after tax)	2004	2003	Change

CL underwriting gain, before catastrophes and prior year reserve development	$145.5	$116.3	$29.2
Catastrophes	—	(19.5)	19.5
Prior year reserve development - benefit/(charge)	(93.7)	(128.9)	35.2
Accretion of discount	(11.2)	(13.5)	2.3
Underwriting gain (loss)	40.6	(45.6)	86.2
Net investment income	352.4	278.5	73.9
Other, including minority interest	8.8	28.0	(19.2)

CL operating income	$401.8	$260.9	$140.9

Note: See Glossary of Financial Measures on page 10.

Commercial Lines operating income was $401.8 million compared to $260.9 million in the prior year quarter. The underwriting gain, before catastrophes and prior year reserve development, increased to $145.5 million primarily due to increased premium and fee revenue. There were no catastrophe losses in the quarter compared to $19.5 million in the prior year quarter. Net investment income increased 27 percent to $352.4 million due to the initial public trading of an investment held by one of our private equity investment partnerships, as discussed above, which added $55.5 million, after tax, to investment income. (See “Prior Year Reserve Development” above.)

(for the quarter ended March 31, in millions)	2004	2003	Change

CL net written premiums by market
Core:
National Accounts	$243.6	$226.9	7%
Commercial Accounts	974.0	949.4	3
Select Accounts	530.7	509.3	4
Total Core	1,748.3	1,685.6	4
Specialty:
Bond	213.0	163.0	31
Gulf	143.6	167.9	(14)
Total Specialty	356.6	330.9	8

Total	$2,104.9	$2,016.5	4%

Commercial Lines net written premiums increased $88.4 million or 4 percent from the prior year quarter. In general, retentions remained consistent with prior levels, rate increases continued at a moderating level and new business growth was modestly lower than in previous quarters.

Core

•                  In National Accounts, which provides loss-sensitive insurance products to large corporations and fee-based services to self-insured corporations and state-sponsored workers’ compensation residual market pools, net written premiums of $243.6 million increased 7 percent over the prior year quarter. Written fees rose 17 percent to $213.5 million, from $182.2 million in the prior year quarter. Additions to claim volume under administration amounted to $1.31 billion, an increase of 19.3 percent over the prior year quarter. National Accounts continued to benefit from rate increases, along with higher new business volumes that, in part, resulted from our third quarter 2003 renewal rights transaction with Royal & SunAlliance, and increases in residual market pools.

•                  In Commercial Accounts, which primarily serves mid-sized businesses, net written premiums increased 3 percent to $974.0 million. Disciplined underwriting due to increased competition in our construction business and the cancellation of certain specialty programs written by our Northland subsidiary reduced overall growth. Excluding these two business lines, net written premiums increased 9 percent over the prior year quarter.

•                  In Select Accounts, which serves small businesses, net written premiums increased 4 percent to $530.7 million due to moderating rate increases and modestly lower retention and new business volume.

Specialty

•                  In Bond, which provides surety bonds and executive liability insurance for small and mid-sized accounts, net written premiums increased 31 percent to $213.0 million. This increase reflects the favorable rate environment and strong new business volume, principally in executive liability products.

•                  In Gulf, which provides a broad range of management and professional liability coverages and excess and surplus lines of insurance, net written premiums decreased 14 percent to $143.6 million, primarily due to reduced volumes in management liability product lines principally resulting from increased competition and our continued emphasis on underwriting discipline.

(for the quarter ended March 31)	2004	2003	Change

CL GAAP combined ratio, before catastrophes and prior year reserve development :
Loss and LAE ratio	61.6%	63.9%	(2.3	)pts
Other underwriting expense ratio	27.3	26.4	0.9
	88.9	90.3	(1.4)
Catastrophes	—	1.6	(1.6)
Prior year reserve development — (benefit)/charge	7.1	10.8	(3.7)
Accretion of discount	0.8	1.1	(0.3)

CL GAAP combined ratio (1)	96.8%	103.8%	(7.0	)pts

(1)  For purposes of computing GAAP combined ratios, effective 1Q 2004, billing and policy fees, which are a component of other revenues, are allocated as a reduction of other underwriting expenses.  Prior periods have been restated to conform to the current period presentation.

Note: See Glossary of Financial Measures on page 10.

The 1.4 point improvement to 88.9 percent in the Commercial Lines GAAP combined ratio, before catastrophes and prior year reserve development, reflects a 2.3 point improvement in the loss and LAE ratio, resulting from the favorable impact of higher rates. Prior year reserve development increased the combined ratio by 7.1 points in the current quarter as compared to 10.8 points in the prior year quarter. (See “Prior Year Reserve Development” above.)

Personal Lines Achieves Strong Earnings and Premium Growth

(for the quarter ended March 31, in millions, after tax)	2004	2003	Change

PL underwriting gain, before catastrophes and prior year reserve development	$66.5	$35.1	$31.4
Catastrophes	(13.0)	(24.2)	11.2
Prior year reserve development - benefit/(charge)	65.6	22.7	42.9
Underwriting gain	119.1	33.6	85.5
Net investment income	101.9	64.8	37.1
Other	16.1	14.1	2.0

PL operating income	$237.1	$112.5	$124.6

Note: See Glossary of Financial Measures on page 10.

Personal Lines operating income was $237.1 million compared to $112.5 million in the prior year quarter. The underwriting gain, before catastrophes and prior year reserve development, increased 89 percent to $66.5 million primarily due to the favorable rate environment and growth in business volumes in both Automobile and Homeowners and other. Catastrophe losses of $13.0 million were $11.2 million lower in the current quarter than in the prior year quarter and were due to winter storms in the Mid-Atlantic and Northeast. Net investment income increased 57 percent to $101.9 million compared to the prior year quarter primarily due to the initial public trading of an investment held by one of our private equity investment partnerships, as discussed above, which added $27.3 million, after tax, to investment income. (See “Prior Year Reserve Development” above.)

(for the quarter ended March 31, in millions)	2004	2003	Change

PL net written premiums by product line
Automobile	$846.9	$736.6	15%
Homeowners and other	519.5	413.4	26%

Total	$1,366.4	$1,150.0	19%

Net written premiums increased $216.4 million, or 19 percent, over the prior year quarter due to higher business volumes, which resulted in part from the Royal & SunAlliance renewal rights transaction, and continued increases in rates in both the Automobile and the Homeowners and other lines of business.

•                  Automobile net written premiums increased 15 percent to $846.9 million. Retention levels continued to be strong and policies in force rose for the twelfth consecutive quarter, increasing by 8 percent from the prior year quarter.

•                  Homeowners and other net written premiums increased 26 percent to $519.5 million. Retention levels also continued to be strong and policies in force rose for the seventh consecutive quarter, increasing 9 percent from the prior year quarter.

•                  Production through independent agents, which represented 83 percent of net written premiums compared to 82 percent in the prior year quarter, was up 20 percent to $1.13 billion. Production through other channels, which includes affinity and joint marketing arrangements, was up 13 percent to $232.2 million.

(for the quarter ended March 31)	2004	2003	Change

PL GAAP combined ratio, before catastrophes and prior year reserve development:
Loss and LAE ratio	66.3%	70.1%	(3.8	)pts
Other underwriting expense ratio	24.2	23.3	0.9
	90.5	93.4	(2.9)
Catastrophes	1.5	3.3	(1.8)
Prior year reserve development - (benefit)/charge	(7.8)	(3.1)	(4.7)

PL GAAP combined ratio (1)	84.2%	93.6%	(9.4	)pts

(1)  For purposes of computing GAAP combined ratios, effective 1Q 2004, billing and policy fees, which are a component of other revenues, are allocated as a reduction of other underwriting expenses.  Prior periods have been restated to conform to the current period presentation.

Note: See Glossary of Financial Measures on page 10.

The 2.9 point improvement to 90.5 percent in the Personal Lines GAAP combined ratio, before catastrophes and prior year reserve development, reflects a 3.8 point improvement in the loss and LAE ratio and an increase of 0.9 points in the underwriting expense ratio. The improvement in the loss and LAE ratio resulted from the favorable rate environment and continuing favorable non-catastrophe-related property claim frequency. Catastrophes increased the combined ratio by 1.5 points while favorable prior year reserve development lowered the combined ratio by 7.8 points. (See “Prior Year Reserve Development” above.)

Interest Expense and Other

The after-tax charge of $24.5 million in the quarter for Interest Expense and Other decreased from $34.9 million in the prior year quarter, primarily due to lower interest expense. Interest expense was $22.8 million, after tax, in the current year quarter, as compared to $32.8 million in the 2003 quarter. The lower interest expense resulted from reduced interest rates due to the 2003 debt refinancing activities and lower levels of debt obligations.

Investment Highlights

After-tax net investment income increased 32 percent to $454.3 million compared to $343.8 million in the prior year quarter. This increase is primarily attributable to higher returns on alternative investments, principally due to the initial public trading in the first quarter of 2004 of an investment held by one of our private equity investment partnerships, which added $82.8 million, after tax, to investment income. The increase is also due, to a lesser extent, to higher average invested assets resulting from continuing strong operating cash flows, partially offset by lower average yields on fixed income securities. The overall after-tax investment yield of 4.9 percent was up 90 and 70 basis points, respectively, from the prior year quarter and fourth quarter of 2003.

Net realized investment losses of $41.9 million for the quarter ($27.2 million, after tax) principally resulted from $55.1 million ($35.8 million, after tax) of net realized investment losses related to U.S. Treasury futures which are settled daily and are used to shorten the duration of the fixed maturity portfolio. Also impacting net realized investment losses in the current quarter were $11.1 million of impairments. Net realized investment gains of $6.5 million for the prior year quarter ($1.5 million, after tax and minority interest) resulted from net investment gains of $64.7 million ($42.1 million, after tax), principally from the sale of fixed maturity securities, which were mostly offset by impairments of $58.2 million ($37.8 million, after tax), primarily relating to corporate bonds in the healthcare, communications and aviation sectors.

Invested assets, after adjusting for the effects of securities in process of settlement and securities lending activities, were $38.86 billion, an increase of $1.27 billion over the comparable December 31, 2003 amount. Invested assets benefited from strong operating cash flows and the higher carrying value of the fixed maturity portfolio resulting from lower interest rates. Net unrealized investment gains as of March 31, 2004, were $1.88 billion ($1.22 billion after tax and minority interest), compared to $1.63 billion ($1.06 billion after tax and minority interest), as of December 31, 2003.

The St. Paul First Quarter Highlights

Results for St. Paul on a stand alone basis, which are not included in the results of St. Paul Travelers discussed above, are summarized as follows:

•                  Reported net income of $188.0 million as compared to $181.0 million in the prior year quarter. Net income for the quarter included $71.7 million of after tax net realized investment gains due to the shifting of a portion of fixed income securities into tax-exempts and gains taken in the public equity and venture capital portfolios.

•                  Generated after tax operating income of $124.4 million compared to $206.2 million in the prior year quarter. The difference between net income and operating income is the inclusion in net income of realized gains of $71.7 million and a loss from discontinued operations of $8.1 million. The current quarter included an after tax charge of $53.2 million ($73.5 million pre-tax) due to a reduction in an estimated reinsurance recovery; after-tax charges of $22.8 million ($22.8 million pre-tax) and $19.5 million ($17.6 million pre-tax) due to reserve strengthening in certain international and reinsurance businesses previously placed into run-off, respectively; an after tax charge of $28.5 million ($43.8 million pre-tax) related to a construction contractor in St. Paul’s surety operations; and, an after-tax charge of $16.2 million ($24.3 million pre-tax) for reserve strengthening in several other lines of business.

•                  Reported strong operating results at Nuveen, with operating income up 23 percent to $32 million from the prior year quarter and assets under management in excess of $100 billion, up 6 percent from December 31, 2003.

•                  Generated net written premiums of $1.81 billion, a 9 percent decrease from the prior year quarter. Excluding runoff business and the impact in the prior year quarter of eliminating a one quarter lag in reporting business results from St. Paul’s Lloyd’s operations, net written premiums increased 1 percent to $1.79 billion from the prior year quarter. Specialty Commercial net written premiums decreased 10 percent to $1.16 billion (a 3 percent decrease excluding the one quarter lag adjustment for St. Paul's Lloyd's operations described above) from the prior year quarter, primarily due to underwriting action taken in construction, surety and Lloyd's. Commercial Lines net written premiums were $631 million, a 7 percent increase compared to the prior year quarter.

Financial Supplements & Webcast

The financial supplement of St. Paul Travelers, which reflects only the results of Travelers, and the financial supplement of St. Paul, which reflects only its results, are available at the St. Paul Travelers website. The supplements provide a more in-depth view of each company’s performance.

The management of St. Paul Travelers will review the first quarter results for both companies via webcast at 9:00 AM (EDT) April 29. Following the live event, an audio playback of the webcast will be available until May 7 and the slide presentation and financial supplements will be archived on the company's web site noted above.

To view the supplements or slides, or listen to the webcast or the playback, visit the St. Paul Travelers investor relations web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of commercial property-liability insurance and asset management services. Under the Travelers brand, the company is also a leading underwriter of homeowners and auto insurance through independent agents. For more information, visit www.stpaultravelers.com.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651/310-3846, or	860/277-8330, or	860/277-0779, or
Joan Palm	Laura Gagnon	Chris Hagen
651/310-2685	651/310-7696	651/310-7788

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. These measures are components of net income but, in some cases, are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income, and in some cases, require inclusion or exclusion of certain items not ordinarily included or excluded in a GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations.

Operating income and operating income per share:  Net income excluding the after-tax impact of net realized investment gains (losses), income (or loss) from discontinued operations and the cumulative effect of changes in accounting principles.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  In particular, net realized investment gains or losses are significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. In addition, the Company’s management uses operating income, operating income per share and operating return on equity internally to evaluate performance against historical results and established financial targets on a consolidated basis.

Underwriting gain or loss:  The profit or loss experienced by a property casualty insurance company after deducting claims and claim adjustment expenses and insurance-related expenses from net earned premiums and fee income. This profit or loss calculation includes reinsurance assumed and ceded but excludes net investment income.

Underwriting gain or loss measures the return on the Company’s in force property casualty contracts and reflects the contribution of underwriting activities to earnings. Underwriting gain or loss includes the effects of catastrophes and loss reserve development.

•                  A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

•                  Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims. Loss reserve development may be related to prior year or current year development. In the opinion of the Company’s management, a discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

The Company uses consolidated underwriting gain or loss before catastrophes and prior year reserve development to represent the contribution to earnings from current period underwriting (i.e., without development on business earned in prior periods) and the highly irregular effects of catastrophes. A reconciliation of these measures to net income is provided on page 2.

Forward Looking Statement

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Specifically, we may have forward-looking statements about our results of operations, financial condition and liquidity, the sufficiency of our asbestos reserves and the integration following the merger. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

In particular, the sufficiency of our asbestos reserves, as well as our results of operations, financial condition and liquidity, to the extent impacted by the sufficiency of our asbestos reserves, is subject to a number of potential adverse developments including, among others, adverse developments involving asbestos claims and related litigation, the willingness of parties, including us, to settle disputes, the impact of aggregate policy coverage limits and the impact of bankruptcies of various asbestos producers and related businesses.

Some of the other factors that could cause actual results to differ include, but are not limited to, the following: our ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; our inability to obtain price increases due to competition or otherwise; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; insufficiency of, or changes in, loss reserves; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including  inflationary pressures in medical costs and auto and home repair costs; developments relating to coverage and liability for mold claims; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company’s subsidiaries to pay dividends to the Company; adverse outcomes in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative actions, including federal and state legislation related to asbestos liability reform; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal Lines policies; and amendments to, and changes to the risk-based capital requirements.

Our forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

Summary of Financial Information	The St. Paul Travelers Companies, Inc.

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) completed its previously announced merger into The St. Paul Companies, Inc. (St. Paul), forming The St. Paul Travelers Companies, Inc. (St. Paul Travelers).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock.  For accounting purposes, this transaction will be accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction will be accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  Therefore, all of the following information presents the historical, standalone results of Travelers as Travelers is treated as the accounting acquirer.

(At and for the quarter ended March 31, in millions)	2004	2003

Operating income	$614.4	$338.5
Net realized investment gains (losses)	(27.2)	1.5
Net income	$587.2	$340.0

Basic earnings per share (1)
Operating income	$1.41	$0.78
Net realized investment gains (losses)	(0.06)	—
Net income	$1.35	$0.78

Diluted earnings per share (1)
Operating income	$1.41	$0.78
Net realized investment gains (losses)	(0.07)	—
Net income	$1.34	$0.78

Weighted average number of common shares outstanding (basic) (1)	434.6	434.5
Weighted average number of common shares outstanding and common stock equivalents (diluted) (1)	437.2	436.7
Common shares outstanding at period end (1)	437.3	436.1

Common stock dividends declared	$80.6	$60.5

Operating income (loss) by segment
Commercial Lines	$401.8	$260.9
Personal Lines	237.1	112.5
Interest Expense and Other	(24.5)	(34.9)
	$614.4	$338.5

Return on equity	19.0%	13.1%
Operating return on equity	21.9%	14.2%

(1)          The number of shares for all periods presented has been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.  Upon consummation of the merger on April 1, 2004, Travelers class A and class B common stock was converted to St. Paul Travelers common stock and the Travelers treasury stock was cancelled.

See Glossary of Financial Measures on page 10.

Summary of Financial Information	The St. Paul Travelers Companies, Inc.

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) completed its previously announced merger into The St. Paul Companies, Inc. (St. Paul), forming The St. Paul Travelers Companies, Inc. (St. Paul Travelers).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock.  For accounting purposes, this transaction will be accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction will be accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  Therefore, all of the following information presents the historical, standalone results of Travelers as Travelers is treated as the accounting acquirer.

(for the quarter ended March 31, in millions)	2004	2003

Revenues
Premiums	$3,338.5	$2,978.6
Net investment income	618.9	455.9
Fee income	172.4	136.3
Net realized investment gains (losses)	(41.9)	6.5
Other revenues	39.6	25.7
	$4,127.5	$3,603.0

Revenues by segment excluding net realized investment gains (losses)
Commercial Lines	$2,703.8	$2,345.6
Personal Lines	1,465.5	1,249.3
Interest Expense and Other	0.1	1.6
	$4,169.4	$3,596.5

Net written premiums
Commercial Lines	$2,104.9	$2,016.5
Personal Lines	1,366.4	1,150.0
	$3,471.3	$3,166.5

GAAP combined ratios: (1)
Commercial Lines (2)
Loss and loss adjustment expense ratio	69.5%	77.4%
Other underwriting expense ratio	27.3%	26.4%
Combined ratio	96.8%	103.8%

Personal Lines
Loss and loss adjustment expense ratio	60.0%	70.3%
Other underwriting expense ratio	24.2%	23.3%
Combined ratio	84.2%	93.6%

Total Company (2)
Loss and loss adjustment expense ratio	65.8%	74.7%
Other underwriting expense ratio	26.1%	25.2%
Combined ratio	91.9%	99.9%

(1)          For purposes of computing GAAP ratios, effective 1Q 2004, billing and policy fees, which are a component of other revenues, are allocated as a reduction of other underwriting expenses.  Prior periods have been restated to conform to the current period presentation.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)          Before policyholder dividends.

See Glossary of Financial Measures on page 10.